PHOTRONICS, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended

	February 1, 2004	February 2, 2003

Net sales	$90,489	$81,393

Costs and expenses:

Cost of sales	61,851	63,758

Selling, general and administrative	13,534	14,373

Research and development	7,441	7,619

Operating income (loss)	7,663	(4,357)

Other expense, net	(2,713)	(3,030)

Income (loss) before income taxes and minority interest	4,950	(7,387)

Income tax provision (benefit)	1,293	(497)

Income (loss) before minority interest	3,657	(6,890)

Minority interest	(1,515)	(1,597)

Net income (loss)	$2,142	$(8,487)

Earnings (loss) per share:
Basic	$0.07	$(0.26)

Diluted	$0.07	$(0.26)

Weighted average number of common shares outstanding:
Basic	32,493	32,037

Diluted	32,790	32,112